SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549



                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                 AMENDMENT NO. 4



                           PEAK INTERNATIONAL LIMITED
       ------------------------------------------------------------------
                                (Name of Issuer)



                                  Common Stock
       ------------------------------------------------------------------
                         (Title of Class of Securities)



                                    G69586108
       ------------------------------------------------------------------
                                 (CUSIP Number)



                                December 31, 2001
       ------------------------------------------------------------------
                      (Date of Event which Requires Filing
                               of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  |X|      Rule 13d-1(b)

                  |_|      Rule 13d-1(c)

                  |_|      Rule 13d-1(d)

CUSIP NO.   G69586108                       13G              Page 2 of 5 Pages
           -----------------------                           -----------------

--------------------------------------------------------------------------------
1)       Names of Reporting Person.                     ROCKEFELLER & CO., INC.
         Identification No. of                          IRS IDENTIFICATION NO.:
         Above Person (entities only)                   13-3006584
--------------------------------------------------------------------------------
2)       Check the Appropriate Box if a       (a)
         Member of a Group                      --------------------------------
         (See Instructions)                   (b)
                                                --------------------------------

                                 NOT APPLICABLE
--------------------------------------------------------------------------------
3)       SEC Use Only
--------------------------------------------------------------------------------
4)       Citizenship or Place of
         Organization                         NEW YORK
--------------------------------------------------------------------------------
Number of Shares        (5)     Sole Voting Power                 NOT APPLICABLE
Beneficially Owned by   --------------------------------------------------------
Each Reporting Person   (6)     Shared Voting Power               NOT APPLICABLE
With                    --------------------------------------------------------
                        (7)     Sole Dispositive Power            NOT APPLICABLE
                        --------------------------------------------------------
                        (8)     Shared Dispositive Power          NOT APPLICABLE
                        --------------------------------------------------------
--------------------------------------------------------------------------------
9) Aggregate Amount Beneficially Owned by Each NOT APPLICABLE (SEE ITEM 8) Reporting Person
--------------------------------------------------------------------------------
10) Check if the Aggregate Amount in Row (9)                      NOT APPLICABLE
    Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Row (9)
                                                                  NOT APPLICABLE
--------------------------------------------------------------------------------
12) Type of Reporting Person
    (See Instructions)                                                IA
--------------------------------------------------------------------------------

CUSIP NO.   G69586108                       13G              Page 3 of 5 Pages
           -----------------------                           -----------------

ITEM 1(A)       NAME OF ISSUER:

                PEAK INTERNATIONAL LIMITED (the "Issuer")

ITEM 1(B)       ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                44091 Nobel Drive
                Fremont, California 94538

ITEM 2(A)       NAME OF PERSON FILING:

                Rockefeller & Co., Inc. ("R&Co.")

ITEM 2(B)       ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                30 Rockefeller Plaza
                New York, New York 10112

ITEM 2(C)       CITIZENSHIP:

                New York corporation

ITEM 2(D)       TITLE OF CLASS OF SECURITIES:

                Common Stock

ITEM 2(E)       CUSIP NUMBER:

                G69586108

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE FILING PERSON IS A:

(a)   |_|   Broker or dealer registered under Section 15 of the Exchange Act

(b)   |_|   Bank as defined in Section 3(a)(6) of the Exchange Act

(c)   |_|   Insurance company as defined in Section 3(a)(19) of the Exchange Act

(d)   |_|   Investment company registered under Section 8 of the Investment
            Company Act

(e)   |X|   An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E)

(f)   |_|   An employee benefit plan or endowment fund in accordance with Rule
            13d-1(b)(1)(ii)(F)

CUSIP NO.   G69586108                       13G              Page 4 of 5 Pages
           -----------------------                           -----------------
(g)   |_|   A parent holding company or control person in accordance with Rule
            13d-1(b)(1)(ii)(G)

(h)   |_|   A savings association as defined in Section 3(b) of the Federal
            Deposit Insurance Act

(i)   |_|   A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Federal Deposit Insurance Act

(j)   |_|   Group, in accordance with Rule 13d-1(b)(1)(ii)(J)

ITEM 4.         OWNERSHIP.

                Not applicable.

ITEM 5.         OWNERSHIP OF FIVE PERCENT OF LESS OF A CLASS.

                If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: |X| (See
Item 8. regarding dissolution of a possible group, the membership in which having been previously disclaimed by the reporting person.)

ITEM 6.         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                Not applicable.

CUSIP NO.   G69586108                       13G              Page 5 of 5 Pages
           -----------------------                           -----------------
ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

                Not applicable.

ITEM 8.         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                R&Co. previously reported that it may be deemed to be acting as a group with respect to the securities of the issuer due to an affiliation with L-R Managers, LLC ("L-R Managers") and J. Murray Logan, the investment manager of L-R Managers and an employee of R&Co. Effective December 31, 2001, R&Co. withdrew as a member of L-R Managers and J. Murray Logan retired from R&Co. Thus, to the extent that R&Co. and L-R Managers may have been deemed to be a group under Section 13 of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, such group no longer exists. All further filings with respect to transactions in the securities of the issuer will be filed, if required, by each party in its individual capacity.

ITEM 9.         NOTIFICATION OF DISSOLUTION OF A GROUP.

                See Item 8.

ITEM 10.         CERTIFICATIONS.

                 By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

                After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated as of February 12, 2002

                                                ROCKEFELLER  & CO.,  INC.

                                                By: /s/ David Strawbridge
                                                   -----------------------------
                                                   Name: David Strawbridge
                                                   Title: Vice President